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NEWS RELEASE
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November 2, 2000
FOR IMMEDIATE RELEASE

        RADIO ONE, INC. ANNOUNCES EXTENSION OF EMPLOYMENT AGREEMENT WITH
                            CHIEF FINANCIAL OFFICER

                 Royster to Acquire One Million Shares of Stock

Washington, D.C. - Radio One, Inc. (NASDAQ: ROIAK and ROIA) announced today that
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it has agreed in principle to a five-year employment agreement with its
Executive Vice President and Chief Financial Officer, Scott R. Royster. This employment agreement will extend the current agreement which was set to terminate at the end of 2001 and can be further extended for an additional five years upon mutual agreement of the parties. As part of this agreement, Mr. Royster has agreed to purchase one million shares of newly-issued Radio One common stock from the company. The shares will be purchased in exchange for a full recourse note from the company. Mr. Royster will also assume additional operating responsibility initially in conjunction with the company's programming partnership with XM Satellite Radio (Nasdaq: XMSR).

In commenting on reaching this agreement, Radio One CEO and President Alfred C. Liggins, III stated, "I am very happy that Scott has agreed to make a significant long-term commitment to me and the company. It is a tremendous show of support and a belief in the vision that we have for the company, our shareholders and employees. I look forward to continuing to build the enterprise with him and the rest of our management team." Mr. Royster added, "I am very excited to have reached this agreement with Alfred and the Board of Radio One. We have a great company with incredible assets and growth prospects and I am optimistic that this personal commitment will be a very rewarding long-term investment, on a number of different levels."

Radio One is the nation's largest radio broadcasting company primarily targeting African-American and urban listeners. Pro forma for all announced acquisitions, the Company owns and/or operates 51 radio stations, 50 of which are located in 14 of the 20 and 18 of the 50 largest African-American markets in the United States.

This press release may include forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, need for additional financing, high degree of leverage, granting of rights to acquire certain portions of the acquired company's or radio station's operations, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations. Important factors that could cause actual results to differ materially are described in the Company's reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.

For more information contact Scott R. Royster, Executive Vice President and Chief Financial Officer at 301-429-2642.